EXHIBIT 99.1

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Investor Relations 1-847-607-2012

Stericycle Announces Settlement to End 7-Year Qui Tam Suit
Lake Forest, Illinois, October 8, 2015 – Stericycle, Inc. (NASDAQ: SRCL) announced today that it has entered into a settlement agreement for a qui tam lawsuit that has been ongoing since 2008.

As previously disclosed by Stericycle in its filings with the U.S. Securities and Exchange Commission, a qui tam (or “whistle blower”) complaint was filed in 2008 by a former Stericycle employee on behalf of the Federal Government and later fourteen states and the District of Columbia. In that case, brought under the Federal False Claims Act and various equivalent state statutes, the former employee alleged that Stericycle improperly increased its service price to certain government customers by passing on cost increases without contractual authorization. The matter has now been settled by all parties, which will result in Stericycle paying a total of $26,750,000 to the Federal Government and all affected states to resolve all claims.
Stericycle denied all allegations raised by the former employee and is settling this matter without admitting fault or wrongdoing. The parties announced that they agreed to settle the matter to avoid the delay, uncertainty, and expense of continued litigation.

About Stericycle, Inc.
Stericycle, Inc., a U.S.-based business-to-business services company operating in 23 countries, is focused on solutions that protect people and brands, promote health and safeguard the environment. For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: This press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic and market conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of the collection, transportation, treatment and disposal of regulated waste, increases in transportation and other operating costs, the level of governmental enforcement of regulations governing regulated waste collection and treatment, our ability to execute our acquisition strategy and to integrate acquired businesses, competition and demand for services in the regulated waste industry, political, economic and currency risks related to our foreign operations, impairments of goodwill or other indefinite-lived intangibles, exposure to environmental liabilities, and compliance with existing and future legal and regulatory requirements, as well as other factors described in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.